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EXHIBIT 99

FOR IMMEDIATE RELEASE:	January 23, 2003
Contacts
Investors:		Media:
Linda Dellett/Kevin Mammel		Kathleen Sullivan
(720) 558-4474		(720) 558-4435; cell: (720) 480-5501
investor_relations@mcdata.com		kathleen.sullivan@mcdata.com

McDATA ACHIEVES RECORD REVENUES FOR FOURTH QUARTER 2002

Exceeds expectations with pro forma EPS of $0.09 for the fourth quarter

        BROOMFIELD, Colo.—January 23, 2003—McDATA Corporation (Nasdaq: MCDTA/MCDT), the worldwide leader in open, ultra-high availability storage networking solutions, today reported revenue results of $105.5 million for its fourth quarter ended December 31, 2002, reflecting 30 percent sequential growth and a 13 percent year-over-year increase.

        The Company reported GAAP net income of $8.6 million, or diluted earnings per share (EPS) of $0.07 for the fourth quarter of 2002. On a pro forma basis, net income for the fourth quarter totaled $10.6 million, or $0.09 per diluted share. This is an improvement over the company's pro forma third quarter 2002 net income, which was $2.1 million, or $0.02 per share, and compares with pro forma fourth quarter 2001 net income of $3.2 million, or $0.03 per share on a diluted basis. McDATA's fourth quarter pro forma results exclude non-cash charges related to amortization of deferred compensation and the intangible SANavigator assets. Additionally, pro forma results exclude the positive impact of certain previously reserved 1 gigabit per second (Gb/s) inventory that was sold in the quarter. A reconciliation of reported and pro forma results is included in the attached condensed financial statements.

        "Our customers are our focus. This past quarter's performance demonstrates our ability to meet our customers' needs and to lead the migration to an intelligent information infrastructure," said John Kelley, McDATA's CEO and president. "We are consistently seeing companies place a high priority on SAN investments in general, because of the superior returns on investment these solutions provide. The exceptional performance of the two products we launched during the quarter is further evidence of the strong demand for our solutions."

        For the twelve months ended December 31, 2002, revenue totaled $328.3 million, a 5 percent year-over-year decrease. For the full year 2002, the company incurred a net loss of $10.0 million, or $(0.09) per diluted share, on a reported basis. These results compare with a reported net loss of $8.7 million, or $(0.08) per diluted share, for full year 2001. Pro forma net income for the full year 2002 totaled $5.9 million, or $0.05 per share, on a diluted basis, compared with pro forma 2001 net income of $20.7 million, or $0.18 per share on a diluted basis.

Fourth Quarter Details

        McDATA's revenue from products totaled $92.0 million in the fourth quarter, a 32 percent increase versus the previous quarter, and a 19 percent increase from the same period in 2001. Normalizing for the sale of the HBA business (excluding HBAs from fourth quarter 2001), product revenue increased 24 percent year-over-year. Director-class revenues were $75.7 million, up 30 percent sequentially, and switch and other product revenues were $16.3 million, up 40 percent versus the previous quarter. Revenue from software and professional services was $9.3 million, a 17 percent sequential increase. Other revenue was $4.2 million, up from $3.1 million last quarter. On a channel basis, McDATA's largest customer, EMC, represented 54 percent of total revenue in the fourth quarter of 2002, compared with 56 percent last quarter; IBM accounted for 26 percent, up from 20 percent in the prior quarter; and other OEMs, resellers and systems integrators represented 19 percent, compared with 23 percent in the prior quarter.

        Pro forma gross margin was 54.8 percent for the fourth quarter of 2002, which was higher than the company's previous guidance and a significant improvement over the 48.8 percent gross margin achieved in the third quarter of 2002. This improved margin was driven by strong demand and higher-than-expected volumes. Additionally, the 30 percent increase in sequential revenue was achieved with only a 9 percent increase in pro forma operating expenses. As a percentage of revenue, operating expenses were down 8.3 points sequentially. Operating margin as a percent of revenue was 13.7 percent, compared with breakeven in the prior quarter.

        "McDATA's business model has significant operating leverage as reflected in our fourth quarter results," said Ernest Sampias, McDATA's chief financial officer. "We realized the benefits of this leverage in the fourth quarter as our manufacturing organization produced almost $25 million in incremental sales without a substantial increase in operating expenses."

Key Fourth Quarter Accomplishments

        In the fourth quarter of 2002, McDATA continued to strengthen its management team and its organization. The Company completed the launch of two new products and significantly ramped production to meet demand. Highlights include the following:

  •
  McDATA announced significant additions to its management team. Alain Andreoli was named Executive Vice President—Worldwide Sales and Service, Jean Becker was named Senior Vice President—Engineering, Scott Berman was named Treasurer and Vice President—Finance, Gary Gysin was named Vice President and General Manager—Software and Patricia Luke was named Vice President—OEM Sales.

  •
  We achieved qualification for the Intrepid 6140 Director and the Sphereon 4500 Fabric Switch from all of our OEM partners: EMC, Hitachi Data Systems, IBM, Hewlett Packard, and StorageTek.

  •
  McDATA and StorageTek extended their alliance, with StorageTek now offering McDATA's full family of "core-to-edge" storage networking solutions.

  •
  Deloitte & Touche named McDATA to its Technology Fast 500, a ranking of the 500 fastest growing companies in North America. Rankings are based upon percentage revenue growth over five years, from 1997 - 2001. McDATA grew 943 percent during this period. In addition, McDATA ranked ninth on the Colorado Technology Fast 50, a ranking of the fastest growing technology firms in Colorado.

  •
  In October, McDATA expanded its focus on the European market with the opening of a sales office in Peschiera del Garda, Italy, our ninth International office.

        "True to the McDATA tradition, we have brought the right products to market at the right time," said John Kelley. "I am extremely pleased with our progress and proud of the performance of our most recently introduced solutions. McDATA will continue to enable our customers to migrate to an intelligent information infrastructure that provides businesses with simplified administration resulting in higher operational efficiencies, more rapid application deployment and an accelerated return on their investment."

Outlook

        McDATA anticipates revenues in a range of $92 to $97 million for the first quarter ending April 30, 2003. This reflects normal first quarter seasonality as well as uncertainty as to how the macro economic environment may influence IT spending in 2003. Pro forma fully diluted EPS is expected to be in the range of $0.02 to $0.04 in the first quarter. The first quarter pro forma EPS estimate excludes non-cash deferred compensation charges and amortization charges related to intangible SANavigator assets.

        McDATA will hold a conference call to discuss fourth quarter 2002 results today, January 23, at 3:00 p.m. MT. The conference call will be simultaneously Web cast on the company's Web site, and archived for future review. The Web cast presentation will include slides containing additional detailed information of interest to investors.

# # #

About McDATA (www.mcdata.com)

        McDATA (Nasdaq: MCDTA/MCDT) is the worldwide leader in open, ultra-high availability storage networking solutions and provides highly available, scalable and centrally managed storage area networks (SANs) that address enterprise-wide storage problems. McDATA's core-to-edge enterprise SAN solutions improve the reliability and availability of data to simplify SAN management and reduce the total cost of ownership. McDATA extensively pre-tests its solutions to provide IT organizations with the comprehensive tools, methodologies and support essential to robust SAN implementation. McDATA distributes its products through its OEMs, network of resellers and Elite Solution Partners. McDATA and the McDATA logo are registered trademarks of McDATA Corporation.

Forward-Looking Statements

        This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "estimates", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to ramp SANavigator sales, our relationships with EMC Corporation and IBM and the level of their orders, the impact of the continued general economic slowdown on purchasing decisions by customers and capital spending, our ability to complete the successful implementation of an "outsourcing-focused" manufacturing model, our ability to expand sales into higher margin channels through system integrators and distributors, a loss of any of our key customers (or our OEMs' key customers), distributors, resellers or our contract manufacturers, our ability to expand our product offerings and any transition to new products (such as higher port count and multi-protocol products) and OEM qualification of such new products which may occur after the general availability dates, possible inventory charges that may occur with any transition to such new products, component quality and availability, the development of the storage area network and switch markets, competition in the storage area network and switch markets, aggressive pricing and product give-aways by competitors, one-time events and other important risk factors disclosed previously and from time to time in our filings at the U.S. Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

McDATA CORPORATION
CONDENSED REPORTED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2001	2002	2001	2002
Revenue	$93,482	$105,541	$344,406	$328,279
Cost of revenue	59,199	46,937	215,751	178,113

Gross profit	34,283	58,604	128,655	150,166
Operating expenses:
Research and development	14,303	15,849	49,166	59,324
Selling, general and administrative	29,806	27,982	90,826	104,708
Acquired in-process research & development and other acquisition-related costs	36	—	9,327	—
Amortization of deferred compensation	2,148	1,780	7,259	8,281

Operating expenses	46,293	45,611	156,578	172,313
Income (loss) from operations	(12,010)	12,993	(27,923)	(22,147)
Interest and other income, net	2,507	993	14,183	6,632

Income (loss) before income taxes	(9,503)	13,986	(13,740)	(15,515)
Income tax expense (benefit)	(3,516)	5,387	(5,084)	(5,528)

Net income (loss)	$(5,987)	8,599	$(8,656)	(9,987)

Basic net income (loss) per share	$(0.05)	$0.08	$(0.08)	$(0.09)

Shares used in computing basic net income (loss) per share	112,223	113,663	111,475	113,185

Diluted net income (loss) per share	$(0.05)	$0.07	$(0.08)	$(0.09)

Shares used in computing diluted net income (loss) per share	112,223	116,452	111,475	113,185

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2002	December 31, 2002
Assets
Cash and short term investments	$216,835	$229,671
Accounts receivable, net	45,852	73,867
Inventories, net	11,223	8,097
Other current assets	34,084	38,024

Total current assets	307,994	349,659
Property and equipment, net	102,845	99,927
Long-term investments	78,543	73,099
Other assets, net	39,275	32,506

Total assets	$528,657	555,191

Liabilities and Stockholders' Equity
Current liabilities	$55,084	$66,032
Long-term liabilities	11,282	14,654
Stockholders' equity	462,291	474,505

Total liabilities and stockholders' equity	$528,657	$555,191

McDATA CORPORATION
CONDENSED PROFORMA CONSOLIDATED INCOME STATEMENTS (Note 1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2001	2002	2001	2002
Revenue	$93,482	$105,541	$344,406	$328,279
Cost of revenue (Note 1)	52,716	47,734	193,302	168,324

Gross profit	40,766	57,807	151,104	159,955
Operating expenses:
Research and development	14,303	15,849	49,166	59,324
Selling, general and administrative	24,243	27,457	85,263	100,840
Acquired in-process research & development and other acquisition-related costs (Note 1)	—	—	—	—
Amortization of deferred compensation (Note 1)	—	—	—	—

Operating expenses	38,546	43,306	134,429	160,164
Income from operations	2,220	14,501	16,675	(209)
Interest and other income, net	2,507	993	14,183	6,632

Income before income taxes	4,727	15,494	30,858	6,423
Income tax expense (Note 1)	1,560	4,885	10,183	530

Net income	$3,167	$10,609	$20,675	$5,893

Basic net income per share	$0.03	$0.09	$0.19	$0.05

Shares used in computing basic net income per share	112,223	113,663	111,475	113,185

Diluted net income per share	$0.03	$0.09	$0.18	$0.05

Shares used in computing diluted net income per share	115,701	116,452	116,141	116,330

Note (1)—The condensed pro forma consolidated income statements for all periods presented are for illustrative purposes only and are not prepared in accordance with generally accepted accounting principles.

        These pro forma statements show the operating results of the Company, excluding the following items:

	Three Months Ended December 31,		Year Ended December 31,
Pro Forma Adjustments
	2001	2002	2001	2002
Cost of revenue:
Inventory-related charges, net	$6,311	$(942)	$21,011	$9,425
Reconciliation of vendor invoices	—	—	—	(792)
Deferred compensation	172	145	1,438	599
Other	—	—	—	557

Cost of revenue subtotal	6,483	(797)	22,449	9,789
Operating expenses:
Obsolescence of demonstration & eval. equip. inventory	4,097	—	4,097	—
Termination of synthetic lease		—		1,250
Acquired in-process research & development	—	—	7,200	—
Acquisition-related costs	36	—	2,087	—
Facility lease losses	941	—	941	83
Reconciliation of vendor invoices	—	—	—	(46)
Other	—	—	—	481
Amortization of SANavigator intangible assets	525	525	565	2,100
Deferred compensation	2,148	1,780	7,259	8,281

Operating expenses subtotal	7,747	2,305	22,149	12,149

Total Pro Forma Adjustments	14,230	1,508	44,598	21,938
Income tax expense (benefit):	5,076	(502)	15,267	6,058

After-tax impact of pro forma adjustments	$9,154	$2,010	$29,331	$15,880

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